Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010 with respect to the consolidated financial statements and schedule included in the Annual Report of Salary.com, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Salary.com, Inc. and subsidiaries on Forms S-8 (File No. 333-141204, effective March 9, 2007, File No. 333-156248, effective December 17, 2008 and File No. 333-156250, effective December 17, 2008).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

June 29, 2010